SUB-ITEM 77C

SHAREHOLDER MEETING RESULTS
The Annual Meeting of Shareholders of RCM Strategic Global Government Fund, Inc. was held on Tuesday, August 19, 1997. The number of shares issued, outstanding and eligible to vote as of record date (June 30, 1997) was 30,515,800. Present were 28,607,448 shares represented by 185 proxies or 93.75% of the eligible voting shares tabulated. The matters voted upon by Shareholders and the resulting votes for each matter are presented below:

1. Francis E. Lundy and Gary W. Schreyer were reelected to the Board of Directors for a term to expire in 2000 or until their successors shall be duly elected and qualified. The votes for Francis E. Lundy were cast: For (28,363,625), Withheld (243,823). The votes for Gary
W. Schreyer were cast: For (10,556,149), Withheld (18,051,299).

2. The selection by the Board of Directors of Coopers & Lybrand L.L.P. as independent public accountants for the fiscal year ending January 31, 1998 was approved. The votes were cast: For (28,312,776), Against (115,573), Abstain (176,099), Broker Non-Vote (3,000).